Exhibit 99.1

FAR POINT ACQUISITION CORPORATION ANNOUNCES DATE OF SPECIAL MEETING

OF STOCKHOLDERS TO VOTE ON BUSINESS COMBINATION WITH GLOBAL BLUE GROUP AG

Special Meeting to be held on August 24, 2020

NEW YORK, August 6, 2020 – Far Point Acquisition Corporation (NYSE: FPAC, FPAC.UN, and FPAC.WS) a special purpose acquisition company (“FPAC”), announced that it has scheduled the special meeting of its stockholders (the “Special Meeting”) to vote on the proposed business combination transaction (the “Transaction”) with Global Blue Group AG (“Global Blue”), for 9:00 a.m., eastern time, on August 24, 2020. FPAC also announced that it has filed its definitive proxy statement for the Special Meeting and mailed it on August 4, 2020 to its stockholders of record as of July 24, 2020, the record date for the Special Meeting.

Stockholders of FPAC must complete the procedures for electing to redeem their public shares in the manner described in the definitive proxy statement prior to 5:00 p.m., Eastern Time, on August 20, 2020 (two business days before the Special Meeting) in order for their shares to be redeemed.

About Far Point

Far Point Acquisition Corporation (NYSE: FPAC) is a special purpose acquisition company organized under the laws of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses in the financial technology industry. The company completed its initial public offering on the NYSE in June 2018, raising $632 million from investors.

Additional Information

Global Blue Group Holding AG, the intended successor entity in the Transaction, has filed a Registration Statement on Form F-4 (File No. 333-236581) (the “Registration Statement”), which includes a prospectus and definitive proxy statement. The definitive proxy statement and other relevant documents were mailed to stockholders of FPAC as of July 24, 2020, which is the record date established for voting on the Transaction, on August 4, 2020. Stockholders of FPAC and other interested persons are advised to read the definitive proxy statement/prospectus on file with the Securities and Exchange Commission (“SEC”) and in the Registration Statement in connection with FPAC’s solicitation of proxies for the special meeting to be held to vote on the Transaction because these documents contain important information about FPAC, Global Blue, and the Transaction. Stockholders can also obtain copies of the Registration Statement and the definitive proxy statement/prospectus, without charge, by directing a request to: Far Point Acquisition Corporation, 18 West 18th Street, New York, NY 10011. These documents and Far Point’s annual and other reports filed with the SEC can also be obtained, as available, without charge, at the SEC’s internet site (http://www.sec.gov).

FPAC, Global Blue and their respective directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the stockholders of FPAC in connection with the Transaction. Stockholders of FPAC and other interested persons may obtain more information regarding the names and interests in the proposed Transaction of FPAC’s directors and officers in FPAC’s filings with the SEC, including FPAC’s Annual Report on Form 10-K for the year-ended December 31, 2019, which was filed with the SEC on March 12, 2020. Additional information regarding the interests of such potential participants in the solicitation process is also included in the Registration Statement, and in the definitive proxy statement/prospectus and other relevant documents filed with the SEC.